Exhibit 99.1

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

InfuSystem Holdings, Inc. 31700 Research Park Drive Madison Heights, MI 48071 248-291-1210

FOR IMMEDIATE RELEASE

Wednesday, November 14, 2012

CONTACT:   Rob Swadosh / Patrick Malone

                         The Dilenschneider Group

                          212-922-0900

INFUSYSTEM HOLDINGS, INC. REPORTS THIRD QUARTER PROFIT;

Company Further Improves Liquidity Position

MADISON HEIGHTS, MICHIGAN, November 14, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU) (“InfuSystem” or the “Company”), the leading national provider of infusion pumps and related services for the healthcare industry in the United States, today reported that the Company returned to profitability in the third quarter ending September 30, 2012.

Gross profit for the three months ending September 30, 2012, was $10.2 million, up 10% from $9.2 million in the third quarter of 2011. Gross profit for the first nine months of 2012 was $30.9 million, an increase of 13% compared to $27.3 million for the first nine months of last year.

Net income was $0.1 million, equal to $0.00 per diluted share, compared to a $16.6 million net loss, or $0.79 loss per diluted share, in the prior period. For the nine months ended September 30, 2012, the Company’s net loss was $1.7 million, or $0.08 per diluted share, versus a net loss of $44.7 million, or $2.12 per diluted share, for the year-ago period.

Revenues were $14.2 million, down 2% from $14.5 million in the third quarter of 2011. This decrease was mainly attributed to an opportunistic sale of pumps to a select few customers in third quarter of 2011 that amounted to $1.3 million. Excluding these pump sales, revenues would have increased by 7% from $13.2 million. Total revenues for the nine months ended September 30, 2012, were $42.6 million, a 5% improvement from $40.6 million in the similar 2011 period. Excluding the aforementioned pump sales, revenues for the full year would have increased by 8% from $39.3 million.

The Company has now accumulated annualized cost-savings of approximately $1.5 million since the current leadership team assumed full control of the Company during the second quarter of 2012.

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

“InfuSystem’s operational performance continues on a positive trend as evidenced by our ability to achieve profitability in the third quarter, while delivering best in class service and patient satisfaction,” said Interim Chief Executive Officer Dilip Singh. “Our entire team has embraced efforts to focus, prioritize and execute in order to sustain this growth. We will continue to drive operational efficiencies and further integrate assets to build on progress to date.”

“We are pleased to have reduced our net debt position from $30.1 million as of March 31, 2012 to $24.6 million as of September 30, 2012. This significant decrease reflects management’s attention to expenses and managing the balance sheet for maximum cash impact,” Mr. Singh noted.

Operating Results

The 2% decrease in revenues compared to the third quarter of 2011 and the 5% increase for the nine months ended September 30, 2012, are primarily related to the addition of new customers with larger patient bases, increased penetration into our existing customer accounts and the resolution by our customers of the oncology drug shortage affecting certain products.

The $10.2 million in gross profit recorded in the third quarter of 2012 represented 72% of revenues for the current period compared with 64% in the prior year’s period. For the nine months ended September 30, 2012, the $30.9 million in gross profit represented 73% of revenues compared to 67% for the same period last year. This increase in the gross margin percentage was primarily related to lower pump depreciation and a higher mix of pump rentals as compared to pump sales and services.

Selling, general and administrative expenses (“SG&A”) for the third quarter of fiscal 2012 were $9.3 million, significantly lower than the prior year period’s $31.7 million. For the nine months ended September 30, 2012, SG&A was $30.5 million compared with $92.9 million for the same period last year. The drop in SG&A is due to prior year numbers containing a charge for asset impairment of $23.4 million and $67.6 million, respectively. Excluding non-cash impairment charges, SG&A increased $1.0 million for the quarter and $5.1 million for the nine months ended September 30, 2012.

For the third quarter of 2012, the Company incurred net expenses of $0.4 million related to intensive study initiated by prior management to explore and evaluate potential strategic alternatives ($0.5 million) and a reduction in accrued expenses associated with the Concerned Stockholder Group ($0.1 million). SG&A also experienced an increase, compared to the prior year period, in selling compensation and travel costs and an increase in our finance and accounting staffs.

For the nine months ended September 30, 2012, $2.9 million of the increase in SG&A related primarily to $2.2 million in legal expenses, $1.0 million in severance costs, $0.6 million in retention payments to key employees – net of $1.4 million reversals of stock compensation expense and $0.5 million relating to the aforementioned strategic alternatives. Additional increases in SG&A relate mainly to increases in selling costs due to higher retention and travel costs and office expenses and an increase in our finance and accounting staffs.

Additionally, during the third quarter of 2012, the Company incurred an increase in its interest expense due to the monthly ticking fee added under its Fifth Amendment to the Company’s credit facility ($0.5 million).

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

Net expenses for the nine months ended September 30, 2012 totaled $4.0 million, including aforementioned net costs of $2.9 million, in addition to the Fifth Amendment, including $0.6 million relating to debt extinguishment, and $0.5 million relating to monthly ticking fees.

EBITDA for the third quarter of fiscal 2012 was $2.9 million compared with $3.2 million a year ago, excluding asset impairment charges. For the nine months ended September 30, 2012, EBITDA was $6.1 million compared with $8.8 million for the same period in 2011, excluding asset impairment charges. Excluding the fees associated with the Concerned Stockholder Group, Settlement Agreement, Fifth Amendment costs and strategic alternative costs described above, EBITDA for three and nine months of 2012 would have been $3.4 million and $11.0 million, respectively. A Non-GAAP reconciliation from net income can be found in the appendix.

Financial Condition

Net cash provided by operations for the nine months ended September 30, 2012, was $8.3 million compared to $3.7 million in the prior-year period. The latest quarter’s results reflected increased expenses associated with the decision to pursue strategic alternatives and the newly implemented ticking fee. In addition, the Company reported capital expenditures of $3.2 million, a decrease of $0.1 million compared to the prior-year period. The Company had $1.5 million drawn on its $5.0 million revolving credit facility. During the quarter, the Company reduced its draw under its revolving credit facility by $0.4 million in addition to the normal quarterly payment on its term debt. In addition, as a result of the Fifth Amendment entered into in the second quarter of 2012, the Company reclassified all debt pertaining to its Term Loan to short-term debt in the third quarter of 2012, a total of $20.6 million, based on a due date of July 1, 2013. The Company ended the quarter with $1.5 million of cash compared to $0.8 million in the previous quarter.

Conference Call

The Company will host a conference call to share the results of its third quarter fiscal 2012 results on Thursday, November 15, at 9:00 a.m. Eastern Time. Dilip Singh, Interim Chief Executive Officer, and Jonathan P. Foster, Chief Financial Officer, will discuss the Company’s financial performance and answer questions from the financial community.

The Company invites interested investors to listen to the presentation by telephone. To participate, the dial-in number is (888)-895-5479 with confirmation number 33635260. Those who wish to listen should dial in five minutes prior to the call to register. An online audio replay of the conference call will be available on the Company’s website for the following 30 days.

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.

FINANCIAL TABLES FOLLOW

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,464	$799
Accounts receivable, less allowance for doubtful accounts of $1,858 and $1,773 at September 30, 2012 and December 31, 2011, respectively	7,629	7,350
Accounts receivable - related party	3	98
Inventory	3,804	3,217
Prepaid expenses and other current assets	632	934
Deferred income taxes	647	682

Total Current Assets	14,179	13,080
Property & equipment, net	14,037	15,764
Deferred debt issuance costs, net	143	421
Intangible assets, net	26,260	28,221
Deferred income taxes	19,002	18,187
Other assets	402	590

Total Assets	$74,023	$76,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$4,857	$4,004
Accounts payable - related party	42	59
Derivative liabilities	223	258
Other current liabilities	3,734	2,235
Revolving credit facility	1,500	—
Current portion of long-term debt	22,403	6,576

Total Current Liabilities	32,759	13,132
Long-term debt, net of current portion	1,928	22,551
Other liabilities	—	415

Total Liabilities	$34,687	$36,098

Stockholders’ Equity:
Preferred stock, $.0001 par value: authorized 1,000,000 shares; none issued	—	—
Common stock, $.0001 par value; authorized 200,000,000 shares; issued 21,980,806 and 21,330,235, respectively; outstanding 21,783,118, and 21,132,545, respectively	2	2
Additional paid-in capital	88,286	87,541
Accumulated other comprehensive loss	—	(136)
Accumulated deficit	(48,952)	(47,242)

Total Stockholders’ Equity	39,336	40,165

Total Liabilities and Stockholders’ Equity	$74,023	$76,263

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands, except share data)	2012	2011	2012	2011
Net revenues:
Rentals	$13,025	$11,880	$38,903	$35,502
Product Sales	1,150	2,625	3,692	5,093

Net revenues	14,175	14,505	42,595	40,595
Cost of revenues:
Cost of revenues — Product, service and supply costs	2,377	2,346	6,760	6,662
Cost of revenues — Pump depreciation and disposals	1,601	2,927	4,928	6,659

Gross profit	10,197	9,232	30,907	27,274

Selling, general and administrative expenses:
Provision for doubtful accounts	979	884	3,119	3,033
Amortization of intangibles	670	683	2,028	1,992
Asset impairment charges	—	23,379	—	67,592
Selling and marketing	2,349	2,320	7,635	7,089
General and administrative	5,278	4,460	17,688	13,227

Total sales, general and administrative	9,276	31,726	30,470	92,933

Operating income (loss)	921	(22,494)	437	(65,659)
Other income (expense):
Gain on derivatives	—	—	—	83
Interest expense	(971)	(541)	(2,235)	(1,646)
Loss on extinguishment of long term debt	—	—	(552)	—
Other income	(136)	(118)	(134)	(118)

Total other loss	(1,107)	(659)	(2,921)	(1,681)
Loss before income taxes	(186)	(23,153)	(2,484)	(67,340)
Income tax benefit	219	6,530	774	22,661

Net income (loss)	$33	$(16,623)	$(1,710)	$(44,679)

Net income (loss) per share:
Basic	0.00	(0.79)	(0.08)	(2.12)
Diluted	0.00	(0.79)	(0.08)	(2.12)

Weighted average shares outstanding:
Basic	21,601,529	21,067,502	21,311,116	21,076,241
Diluted	21,827,365	21,067,502	21,311,116	21,076,241
Comprehensive Income (Loss)
Net income (loss)	$33	$(16,623)	$(1,710)	$(44,679)
Unrealized (loss) gain on interest rate swap, net of taxes	—	(67)	1	(101)
Reclassification of hedging losses, net of taxes	—	—	(111)	—

Comprehensive income (loss)	$33	$(16,690)	$(1,820)	$(44,780)

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended
	September 30
(in thousands)	2012	2011
OPERATING ACTIVITIES
Net loss	$(1,710)	$(44,679)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on cash flow hedge	111	—
Gain on derivative liabilities	—	(83)
Loss on extinguishment of long-term debt	552	—
Provision for doubtful accounts	3,119	3,033
Depreciation	4,343	4,890
Amortization of intangible assets	2,028	1,992
Asset impairment charges	—	67,592
Amortization of deferred debt issuance costs	188	181
Stock-based compensation	511	921
Deferred income taxes	(777)	(22,673)
Changes in assets - (Increase)/Decrease:
Accounts receivable, net of provision	(3,303)	(4,337)
Inventory	956	1,655
Other current assets	(285)	14
Other assets	157	(70)
Changes in liabilities - Increase/(Decrease):
Accounts payable and other liabilities	2,373	(4,739)

NET CASH PROVIDED BY OPERATING ACTIVITIES	8,263	3,697

INVESTING ACTIVITIES
Capital expenditures	(3,151)	(3,295)
Other asset acquisitions	(69)	(942)

NET CASH USED IN INVESTING ACTIVITIES	(3,220)	(4,237)

FINANCING ACTIVITIES
Principal payments on debt	(4,570)	(3,287)
Proceeds from draw on revolving credit facility	2,500	551
Debt issuance costs	(429)	—
Common stock repurchased to satisfy statutory withholding on stock based compensation	(131)	—
Treasury shares repurchased	—	(343)
Principal payments on capital lease obligations	(1,748)	(962)

NET CASH USED IN FINANCING ACTIVITIES	(4,378)	(4,041)

Net change in cash and cash equivalents	665	(4,581)
Cash and cash equivalents, beginning of period	799	5,014

Cash and cash equivalents, end of period	$1,464	$433

InfuSystem Holdings, Inc. Announces Third Quarter, Fiscal 2012 Results

INFUSYSTEM HOLDINGS, INC. AND SUBSIDIARIES

NON-GAAP RECONCILIATION

(UNAUDITED)

	Three Months Ended September 30		Nine Months Ended September 30
(in thousands, except share data)	2012	2011	2012	2011
Net income (loss)	$33	$(16,623)	$(1,710)	$(44,679)
Adjustments:
Interest Expense	971	541	2,235	1,646
Income Tax Benefit	(219)	(6,530)	(774)	(22,661)
Depreciation	1,440	1,723	4,343	4,890
Amortization	670	683	2,028	1,992

EBITDA	$2,895	$(20,206)	$6,122	$(58,812)
Asset impairment charges	—	23,379	—	67,592

EBITDA - excluding impairment charges	2,895	3,173	6,122	8,780
Concerned Stockholder Group	—	—	3,826	—
Fifth Amendment	—	—	552	—
Strategic Alternatives	466	—	466	—

EBITDA - Adjusted	$3,361	$3,173	$10,966	$8,780